EXHIBIT 99.1

PRESS RELEASE

ICOS Announces Adoption of Stockholder Rights Plan

BOTHELL, Wash.—August 9, 2002—ICOS Corporation (Nasdaq:ICOS) today announced that its Board of Directors has adopted a Stockholder Rights Plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of ICOS common stock.

The rights are designed to enable all ICOS stockholders to receive fair and equal treatment in the event of a proposed takeover of ICOS, and to guard against the use of partial tender offers, squeeze-outs, open market accumulations or other abusive tactics to gain control of ICOS without paying all stockholders a control premium. The Stockholder Rights Plan is not being adopted in response to any specific effort to acquire control of the Company.

The rights will be exercisable only if a person or group acquires 15% or more of the outstanding ICOS common stock or launches or announces an intent to launch a tender or exchange offer which could result in the offeror becoming the beneficial owner of 15% or more of the common stock. Each right will entitle stockholders to buy one one-hundredth of a share of a new class of preferred stock called Series A Junior Participating Preferred Stock at an exercise price of $250.00.

If a person or group acquires 15% or more of the outstanding ICOS common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right’s then-current exercise price, the number of shares of ICOS common stock having a market value of twice the exercise price. In addition, if ICOS is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the outstanding ICOS common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice the exercise price.

Following the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding ICOS common stock and before the acquisition of 50% or more of this common stock, the Board of Directors may exchange all or part of the rights (other than rights owned by the acquiring person or group) for a consideration per right consisting of one-half of the common stock that would be issuable upon the exercise of one right. Alternatively, the rights are redeemable for one cent per right at the option of the Board of Directors, prior to the acquisition by a person or group of beneficial ownership of 15% or more of the outstanding ICOS common stock.

The nontaxable dividend distribution will be made on August 27, 2002, payable to stockholders of record on that date. The rights will expire on August 9, 2012.

ICOS is a product-driven company that has expertise in both protein-based and small molecule therapeutics. The Company combines its capabilities in molecular, cellular and structural biology, high throughput drug screening, medicinal chemistry and gene expression profiling to develop highly innovative products with significant commercial potential. The Company applies its integrated approach to erectile dysfunction and other urologic disorders, sepsis, pulmonary arterial hypertension and other cardiovascular diseases, and inflammatory diseases. ICOS’ strategy targets multiple therapeutic areas with drugs that act through distinct molecular mechanisms, increasing the Company’s opportunities to market breakthrough products.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause the Company’s results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements, including risks associated with clinical development, regulatory approvals, product commercialization, intellectual property claims and litigation and other risks detailed in the Company’s latest Annual Report on Form 10-K and its other public filings with the Securities and Exchange Commission.

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